Exhibit 99.1

International Headquarters
5221 North O’Connor Blvd.
Suite 500
Irving, Texas 75039	News Release
Phone: 972.869.3400
Fax: 972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Third Quarter 2006 Cash Dividend

Irving, Texas, August 16, 2006. Thomas Group, Inc. (NasdaqCM:TGIS) today announced that its board of directors declared the third quarter 2006 cash dividend on August 15, 2006.  Thomas Group’s Board of Directors declared the quarterly cash dividend at the rate of $0.075 per common share payable on October 13, 2006 to shareholders of record as of September 30, 2006.

“This dividend represents our fourth consecutive quarterly dividend” stated Jim Taylor, CEO. “We continue to deliver results to our clients and value to our shareholders,” continued Taylor, “and this dividend is evidence of our continued confidence in the future of Thomas Group.”

The annual cash dividend policy, as amended, and the payment of future cash dividends thereunder are subject to the continuing determination by the board of directors that the policy remains in the best interests of Thomas Group’s shareholders and compliance with laws applicable to the declaration and payment of cash dividends.

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Thomas Group, Inc. (NasdaqCM:TGIS) is an international, publicly traded operational consulting firm.  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s filings from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2005.  Except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statements.

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